EXHIBIT 23A


            Consent of Independent Certified Public Accountants
            ---------------------------------------------------


      We consent to incorporation by reference herein of our reports dated January 29, 1996, relating to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1995, which reports appear or are incorporated by reference in the December 31, 1995 annual report on Form 10-K of Mentor Graphics Corporation. We also consent to incorporation by reference herein of our report dated April 5, 1996, relating to the supplemental consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 1995 and 1994, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, all as restated to give retroactive effect to the acquisition of Microtec Research, Inc. on January 31, 1996 accounted for as a pooling of interests, which report appears in the current report on Form 8-K/A Amendment No. 1 dated April 24, 1996 of Mentor Graphics Corporation. We also consent to reference to our firm under the heading "Experts" in the prospectus. Our reports refer to a change in the method of accounting for certain debt and equity securities and income taxes.


                               KPMG PEAT MARWICK LLP


Portland, Oregon
April 24, 1996